EXHIBIT 99.1

STEPAN REPORTS SECOND QUARTER RESULTS

NORTHFIELD, Illinois, July 23, 2003—Stepan Company (NYSE: SCL) today reported higher sales, but lower earnings for the quarter ended June 30, 2003.

Net sales for the second quarter of 2003 increased to $200,429,000, up six percent from $188,795,000 reported a year ago. Net earnings were $4,760,000, or $0.49 per diluted share, down 42 percent from $8,217,000, or $0.84 per diluted share in the second quarter of 2002. Sales volume was flat with most of the increase in net sales due to higher selling prices and increased reported European sales due to the translation effects of a weaker dollar after the euro’s recent record high against the dollar. The effect of translation increased net sales for the quarter by $5,679,000. The translation effect had a negligible impact on earnings due to weaker foreign results, which included an operating loss in Germany attributable to lower sales volume. While total sales volume was flat, sales of polyurethane polyol and fabric softener posted increases. Gross profit declined $4.3 million, or 12 percent on lower margins, which led to a 42 percent drop in net income. Margins declined due to a weaker product mix and higher energy, freight and raw material costs.

Net sales for the first half of 2003 increased five percent to $387,509,000, up from $369,951,000. Year-to-date earnings declined 41 percent to $7,048,000, or $0.72 per diluted share, compared to $12,027,000, or $1.23 per diluted share in the prior year. Sales volume grew one percent with higher selling prices and translation effects comprising the rest of the increase in sales. The effect of translation increased year-to-date net sales by $9,345,000 and had a negligible impact on earnings. Earnings declined on weaker margins and product mix.

“Sales mix and profit margins were less favorable than a year ago,” said F. Quinn Stepan, Chairman and Chief Executive Officer. “Selling price increases during the second quarter provided notable improvement in earnings over the weak first quarter of 2003. We continue our efforts to recover higher energy and raw material costs in the marketplace.”

Surfactant earnings declined on flat sales volume, weaker sales mix and lower margins. North America accounted for the majority of the surfactant earnings decline. Price increases implemented on April 1, 2003 provided margin improvement compared to the first quarter of 2003, but margins did not recover to the profitability achieved in the second quarter of 2002, in part due to weaker sales mix. European surfactant earnings declined on weaker sales volume in Germany and higher operating expenses due to translation effects and higher salaries, insurance and regulatory costs. Surfactants represented 79 percent of company revenues.

Polymer earnings improved on higher sales volume of polyurethane polyols coupled with some recovery in margins, particularly in Europe. Phthalic anhydride earnings declined due to lower volumes. Polyurethane systems posted improvement in earnings as a result of higher sales volume. Polymers represented 17 percent of Company revenues.

Specialty products earnings were down on lower volume of pharmaceutical applications due in part to an unusually strong customer volume in the prior year quarter. Specialty products represented four percent of Company revenues.

Operating expenses rose three percent. Marketing expenses increased 16 percent due to reallocation of salary costs from administrative to marketing upon completion of the system implementation project in 2002. Europe also contributed higher marketing expenses due to the stronger euro and British pound. Administrative expenses declined nine percent due to lower legal and consulting costs. Legal expenses were down due to a $1.0 million pre-tax recovery of a previously paid legal settlement, which was partially offset by higher legal costs for another pending legal claim. Consulting costs declined $0.9 million, primarily due to reduced system implementation costs. Deferred compensation expense rose $0.2 million for the quarter, while on a year-to-date basis deferred compensation expenses declined by $1.9 million. Research costs rose six percent due to higher salaries, maintenance and the effect of translation of European research costs.

Interest expense rose 16 percent due to higher average debt levels coupled with a higher proportion of fixed rate debt. The Company secured more fixed rate debt in 2002 to lock in low interest rates for the long term, although at a higher cost than current short term interest rates. Joint venture income declined due to lower royalty income.

“Although earnings are down from a year ago, we improved over the much weaker first quarter performance,” said Mr. Stepan. “We must achieve further margin improvement from raw material, energy and operational savings, while we also regain top line growth. We recently started up our new polyol reactor in Germany and commenced commercial production. Several fabric softener opportunities have also recently been commercialized in Europe and North America. Provided these efforts are successful, the second half of 2003 will show improvement over the second half of 2002.”

Stepan Company will host a conference call to discuss the second quarter results at 2 p.m. EDT this date, July 23, 2003. To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

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Information in this press release contains forward looking statements, which are not historical facts. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limiting, prospectus for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions probability of future acquisitions and new products, and factors detailed in the company’s Securities and Exchange Commission filings.

STEPAN COMPANY Statements of Income For the Three and Six Months Ended June 30, 2003 and 2002 (Unaudited – 000’s Omitted)
	Three Months Ended June 30			Six Months Ended June 30
	2003	2002	% Change	2003	2002	% Change
Net Sales	$200,429	$188,795	+ 6	$387,509	$369,951	+ 5
Cost of Sales	169,496	153,562	+ 10	331,218	305,749	+ 8

Gross Profit	30,933	35,233	-12	56,291	64,202	-12
Operating Expenses:
Marketing	7,856	6,746	+ 16	14,484	12,877	+ 12
Administrative	8,299	9,166	-9	15,674	18,569	-16
Research, Development and Technical Services	6,362	5,986	+ 6	12,577	11,972	+ 5

	22,517	21,898	+ 3	42,735	43,418	-2
Operating Income	8,416	13,335	-37	13,556	20,784	-35
Other Income (Expense):
Interest, Net	(1,982)	(1,707)	+ 16	(4,134)	(3,498)	+ 18
Income from Equity Joint Venture	725	1,166	-38	1,177	1,654	-29

	(1,257)	(541)	+132	(2,957)	(1,844)	+ 60
Income Before Provision for Income Taxes	7,159	12,794	-44	10,599	18,940	-44
Provision for Income Taxes	2,399	4,577	-48	3,551	6,913	-49

Net Income	$4,760	$8,217	-42	$7,048	$12,027	-41

Net Income Per Common Share
Basic	$0.51	$0.91	-44	$0.75	$1.31	- 43

Diluted	$0.49	$0.84	-42	$0.72	$1.23	-41

Shares Used to Compute Net Income Per Common Share:
Basic	8,885	8,859	+-	8,883	8,847	+-

Diluted	9,757	9,803	- -	9,751	9,772	- -

STEPAN COMPANY

Balance Sheets

June 30, 2003 and December 31, 2002

(Unaudited – 000’s Omitted)

	2003 June 30	2002 December 31
ASSETS
Current Assets	$205,310	$185,112
Property, Plant & Equipment, net	213,797	211,050
Other Assets	45,479	43,505

Total assets	$464,586	$439,667

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities	$121,226	$105,017
Deferred Income Taxes	20,105	20,065
Long-term Debt	104,799	104,304
Other Non-current Liabilities	52,584	51,452
Stockholders’ Equity	165,872	158,829

Total liabilities & Stockholders’ equity	$464,586	$439,667

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